EXHIBIT 21


                                 SUBSIDIARIES OF
                           POLYMEDICA INDUSTRIES, INC.


                                                State or Other Jurisdiction of
                     Name                       Incorporation or Organization


            PolyMedica Pharmaceuticals
            (U.S.A.), Inc.                      Massachusetts

            PolyMedica Healthcare, Inc.         Delaware

            Liberty Medical Supply, Inc.        Florida

            PolyMedica Securities, Inc.         Massachusetts

            PolyMedica Holdings, Inc.           Delaware

            PolyMedica Industries UK, Ltd.      England and Wales



                                 SUBSIDIARIES OF
                    POLYMEDICA PHARMACEUTICALS (U.S.A.), INC.


            PolyMedica Pharmaceuticals
            (Puerto Rico), Inc.                 Delaware

            PolyMedica Pharmaceuticals
            Securities, Inc.                    Massachusetts